Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “Agreement”) made and entered into this 20 day of November, 2012 (the “Execution Date”)

BETWEEN the following parties:

GROUPO SANTANDER SA DE CV, MANZANILLO, MEXICO (HEREIN AFTER GROUPO) and GEO J.S. TECH GROUP (HEREIN AFTER KNOWN AS U.S. INVESTORS)

(individually the “Member” and collectively the “Members”).

BACKGROUND:

A.	The Members wish to enter into an association of mutual benefit and agree to jointly invest and set up a joint venture enterprise.

B.	The terms and conditions of this Agreement sets out the terms and conditions governing this association.

IN CONSIDERATION OF and as a condition of the Members entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

Formation

1.
By this Agreement the Members enter into a joint venture (the “Venture”) in accordance with the laws of the State of TEXAS. The rights and obligations of the Members will be as stated in the applicable legislation of the State of TEXAS (the “Act”) except as otherwise provided here.

Purpose, Commitments and Duties

2.	The exclusive purpose of the Venture will be: construction, operation and extraction of Iron Ore at or near the Manzanillo, State of Colima, Mexico.

U.S. INVESTORS DUTIES AND COMMITMENTS

3.	U.S. INVESTORS shall contribute an initial $100,000.00 USD (one hundred thousand U.S. Dollars) as and for the financial support for the business general mining operations and non-operational costs.

4.
Additional, the following equipments to the Joint Venture:  Yuchai Engineering Machinery Co., China, Three (3) used units model YC225LC-8 excavator Tier II Cummins engine; Yuchai Engineering Machinery Co., China.  One (1) used owned unit model YC225LC-8 rock breaker; Lugong Machinery, Co., China. Power Screen pre-owned Jaw and Cone Crusher.  All this equipments is process of litigation with Cotton and Western in United States.

5.
U.S. INVESTORS shall additionally invest capital not less than $500,000.00 USD (five hundred thousand in U.S. Dollars) as necessary and proper, to maintain the continuity of the Joint Venture and business mining operations.

6.
U.S. INVESTORS immediately own 50 percentage of the mining title right concession of Pila Pao (1) and Pila Pao (2), after the signing of this agreement on November 20, 2012; furthermore, U.S. INVESTOR have the option within for the next five year to acquire GROUPO SANTANDER SA DE CV assets, such as other 50% of the mining right in the future for 30,000,000 million share which was price in at $.10 per PPM dated on October 18, 2012.  Additional, Mr. Bo Zhou will get additional 10,000,000 share of Geo JS Tech Group for execution of the buyout contract.

7.
At its sole discretion, U.S. INVESTORS can make further capital contributions in the forms of monetary support, labor or workforce engineering, equipment or otherwise aid, assist, and participate in the effectuation of any operational duties in compliance with all relevant regulations, laws, or treaties.

8.
The MEMBERS both agree to create a Financial Management Committee (FMC) solely controlled by U.S. INVESTORS and its member to supervise, control, maintain, direct, supervise all financial activities and the following duties and responsibilities on behalf of the Joint Venture.

9.	FMC shall be fully responsible for the sales of finished product to various countries as agreed upon by the parties.

10.	FMC will be the sole party responsible for the management of all DLC and banking transactions for the Joint Venture.

11.	FMC will manage all accounts payable and accounts receivable related to all projects of the Joint Venture.

12.	FMC shall provide both administration and supporting staffs for the Joint Venture.

13.
At reasonable notice and manner, FMC shall produce and provide full access and copies of all banking statements, transactions, accounting records, and any/all relevant financial documents pertaining to the Joint Venture.

GROUPO DUTIES AND COMMITMENTS

14.
GROUPO holds the rights, license, authority, governmental concession and/or requisite mining permit under Mexican Mining Law to extract, mine and sell or transfer said IRON ORE for valuable consideration on the open commodity trade market to foreign investors without impediment, restriction or otherwise from indicated parcels of land known as “PILI PAO (1)” and “PILI PAO (2)” in Manzanillo , Colima , Mexico.

15.
Said right, license, authority, governmental concession and/or mining permit has been duly registered with the Public Registry and all due and regulatory fees have been paid thereby allowing operations to be conducted in compliance with the same, including but not limited complying with technical safety and  environmental standards, provide the Ministry with statistic, technical and accounting reports, and file checking reports before the Ministry every May and refer to works carried out from January to December of the proceeding year so as to execute its duties under the mining concession.

16.
Its right or concession to mine “PILI PAO (1) and PILI PAO (2) ” will generate a minimum of *1,000,000 Metric tons of IRON ORE via extraction by employing standard mining methods with that degree of care, skill and safety as used in the mining community abroad. (*Stated as the minimum)

17.
Said extraction of the pre-determined weight stated above, will be of the following geologically Decipherable quality of FE 60% and up and size 0.mm to 10mm at a rate of minimum 10,000 metric tons per month, delivered to port load for exportation.  The IRON ORE extracted for sale or use in International commerce carries with it the implied warranty of merchantability or fitness for a particular purpose, as required by Article 35(2)(b) of the United Nations Convention on Contracts for the International Sale of Goods.

18.
Procure and produce a commercial general liability policy to protect Pili Pao (1) and Pili Pao (2) Mining operations, workers, equipment, and extractable and/or extracted IRON ORE or such other assets Integral to business operations and its merchantable good or products and to indemnify and hold harmless the U.S. INVESTORS by naming them as additional insured and/or loss payees on the policy and that said policy will remain in force and effect throughout the duration of operations.

19.
Reasonably procure and/or produce a title insurance policy showing that the concessionaire has the requisite mineral mining rights to the Guadalupe and Tepustete parcel, and will name the U.S. INVESTORS as additional insured and/or loss payees on the policy and that said policy will remain in force and effect throughout the duration of operations.

20.	At the time of the execution of this agreement, GROUPO represents that it has fully acquired mining concession and rights to the Pili Pao (1) and Pili Pao (2) parcel for extraction of IRON ORE.

21.	GROUPO agrees to provide at its own costs all geological analysis for mining operations acceptable to U.S. INVESTORS and that the latter shall detrimentally relied upon.

22.
The MEMBERS herein agree to create or form an Operational Management Committee (OMC) controlled, supervised, directed by GROUPO for all mining operational activities such as but not limited to (1) conducting all exploration and mining operations, (2) conducting all quality and production control consistent with normal to higher industry standards, (3) coordinate and provide all inland freight logistics in an expeditious and reasonable manner, (4) providing all the necessary labor forces, workers for mining and equipments operations.

23.
GROUPO covenants and promises that it shall lawfully operate the concession/mine to comply with all local, state, federal and treatise laws of Mexico.  In the event that a warning or violation has occurred, GROUPO shall reasonably take all precautionary actions to mitigate or eliminate U.S. INVESTORS’ risks and involvement in said violation and hereby agree to indemnify, protect and hold harmless all members, directors, officers, affiliates, employees of U.S. INVESTORS and to reimburse the latter with all legal costs, expenses incurred from said violation.

24.
GROUPO consents that from time to time without advance notice but under a reasonable manner that U.S. INVESTORS has the right to conduct inspection of the concession to ensure that all local, state, federal and treatise laws and regulations are complied with.  In the event of any violation, U.S. INVESTORS shall immediately notify GROUPO and afford the latter a reasonable amount of time to correct said violation.  If after the notice and GROUPO fails to remedy the indicated violations, U.S. INVESTORS shall on its own initiative correct said violations and associated costs shall be the responsibility of GROUPO plus an administrative fee of ten percent (10%).

25.
GROUPO covenants that it shall maintain all the equipments within the concession according to maintenance schedule or recommendations provided by the equipment manufacturer.  Said responsibilities shall include any and all machines contributed or provided by U.S. INVESTORS.

26.
After all the IRON ORE or minerals have been exhausted from the concession/mine, GROUPO agrees that it will restore the concession parcel to comply with all environmental restoration laws/regulations according to local, state and federal laws of Mexico.

Term

27.
The venture commenced on the date that this agreement was executed November 20, 2012. This Joint Venture Agreement shall supersede any other prior agreements or contracts and will continue to be effective and in full force for a minimum of ten (10) years or until terminated as provided in this Agreement.

Place of Business

28.	The principal office and legal address of the business of the Venture will be located at Manzanillo, State of Colima, Mexico or such other place as the Members may from time to time designate.

Business Management

29.
The venture will be directed, controlled and managed by the management committees created by the Members herein the Financial Management Committee and the Operational Management Committee aforementioned in paragraph 6 and paragraph 20. Within the limits of the Purpose of the Venture and the terms of this Agreement, the Management Committee will have full authority to bind the Members in all matters relating to the direction, control and management of the Venture. Authority to bind the Venture in contract or in any third party business relation lies exclusively with Management Committee, or its delegate.

30.
Each Member will have a vote in the Joint Venture as defined in the Voting section of this Agreement. The Management Committee will consist of one representative (the “Representative”) of each Member unless otherwise agreed by all the Members. Each Representative will have the authority to bind their respective Member in decisions relating to the Venture. Each Member may replace its Representative or appoint a temporary alternate at its own discretion on reasonable notice to the remaining Members.

31.
To prevent any potential deadlock on voting issues, the parties hereby covenant and agreed that U.S. INVESTORS shall have the tie breaking vote in the first three year commencing from the execution date, GROUPO shall have the tie breaking vote for the following three year.  The parties’ vote tie breaking right shall alternate with each successive year.

32.	All actions and decisions respecting the appointment of an accounting firm for the Venture require the unanimous consent and agreement of the Management Committee.

33.	A General Manager may be appointed where necessary or desirable. Duties of the General Manager will be determined by the Management Committee.

Capital Contributions

34.	Each of the Members has contributed to the capital of the Venture, in cash or property in agreed upon value, as follows (the “Capital Contribution”):

Member	Contribution Description	Agreed Value

GROUPO SANTANDER	All Iron Ore extraction rights for two geographical areas: Pili Pao (1) and Pili Pao (2).	Non determinable due to fluctuation of value

U.S. INVESTORS	Financial and equipment contributions.	Minimum of $100,000 million U.S. Dollars

35.	Each Member will contribute its respective capital contributions fully and on time according to the following schedule:

Member	Contribution Schedule Description

GROUPO SANTANDER SA DE CS	Pili Pao (1) and (2) project pursuant to procurement of mineral right and license.

U.S INVESTORS	Will contribute $100,000 after mineral right and license approve by Mexican Government.

Duties of Members

36.	Duties of Members may be amended, from time to time, by decision of the Management Committee, provided that the Members’ Interest is not affected except with the unanimous consent of the Members.

Withdrawal of Capital and Member Compensations

37.	No Member will have the right to demand or withdraw any portion of their capital contribution without the express written consent of the remaining Members.

38.	The Members will not be personally liable for the return of all or part of the capital contributions of a Member, except as otherwise provided in this Agreement.

39.
The Members agree to distribute net profit from the Joint Venture according to the following formula:  Profit will distribute by percent (10%) to U.S. INVESTORS as return on investments.  The remaining balance shall be divided equally between U.S INVESTORS and GROUPO unless otherwise agreed to by the MEMBERS to reinvest or utilization of said balance.

Additional Capital

40.
Capital Contributions may be amended from time to time, according to the requirements of the Joint Venture, by decision of the Management Committee, provided that the Members’ Interests are not affected, except with the unanimous consent of the Members.

41.
Any advance of money to the Venture by any Member in excess of the amounts provided for in this Agreement or subsequently agreed to as an Additional Capital Contribution will be deemed a debt due from the Venture rather than an increase in Capital Contribution of the Member. This liability will be repaid with interest at such rates and times to be reasonably determined by a majority of the Members. This liability will not entitle the lending Member to a greater voting power. Such debts may have preference or priority over any other payments to Members as may be determined by a majority of the Members.

Capital Accounts

42.
An individual capital account will be maintained for each Member and their initial capital Contribution will be credited to this account. Any additional, approved contributions to the Venture’s capital made by a Member will be credited to that Member’s individual Capital Account.

Interest on Capital

43.
No borrowing charge or loan interest will be due or payable to any Member on any Capital Contribution or on their Capital Account despite any disproportion that may from time to time arise among the Capital Accounts of the Members.

Books of Accounts

44.	Accurate and complete books of account of the transactions of the Venture will be kept and at all reasonable times are available and open to inspection and examination by any Member.

45.	The Books of Account will be kept on the accrual basis method of accounting.

Fiscal Year

46.	The Fiscal Year will end on December 31 of each year.

Bank Accounts

47.
The funds of the Venture will be placed in such investments and banking accounts as will be designated by the Members. Venture funds will be held in the name of the Venture and will not be commingled with those of any other person or entity.

Management Duties

48.	Duties and obligations of the Management Committee in relation to the Venture will include the following:

a.	Establishing policy with regard to achieving the purpose and objectives of the Venture.
b.	Managing the day to day business of the Venture.
c.	Monitoring, controlling and directing the financial, business and operational affairs of the Venture.
d.	Proper maintenance of books of account and financial records according to accepted accounting practices.
e.	Monitoring, analyzing and acting on all issues over which it would have express or implied authority according to this Agreement.
f.	All responsibilities attached to hiring of production and administration staff including any required labor negotiations. All responsibilities attached to hiring of third party contractors.

Meetings

49.	Regular management meetings will be held MONTHLY. Minutes of the meeting will be maintained on file.

50.
Any Member can call a special meeting to resolve issues that require a vote, as indicated by this Agreement, by providing all Members with reasonable notice. Where a special meeting has been called, the meeting will be restricted to the specific purpose for which the meeting was held.

51.	All meetings will be held at a time and in a location that is reasonable, convenient and practical considering the situation of all Members.

Amendments

52.	The Venture may, at any time, amend this Agreement by vote of the Members.

Admitting a New Member

53.
New Members may be admitted into the Venture only with the unanimous consent of the existing Members. The new Member agrees to be bound by all the covenants, terms, and conditions of this Agreement, inclusive of all current and future amendments. Further, a new Member will execute such documents as are needed or required for this admission. Any new Member will receive a business interest in the Venture as determined by all other Members.

Dissociation of a Member

54.
Where a Member is in breach of this Agreement and said Member has not remedied the breach on notice from the Venture and after a reasonable period then the remaining Members will have the right to terminate this Agreement with regard to the individual defaulting Member (an “Involuntary Withdrawal”) and take whatever action necessary to protect the interest of the Venture.

55.
If a Venture is harmed as the result of an act or failure to act of an individual Member then the said Member alone will be liable for said harm. If more than one Member is at fault then they will be jointly and severally liable for said harm.

56.
Each Member will indemnify the other Members against all losses, costs and claims that may arise against them in the event of the Venture being terminated as a result of breach of the Agreement by the said Member.

57.
If a Member is placed in bankruptcy, or withdraws voluntarily from the Venture, or if there is an Operation of Law against a Member, the other Member will be entitled to proceed as if the Member had breached this Agreement.

58.	Distribution of any amount owing to a dissociated Member will be made according to the percentage of ownership as described in the Valuation of Interest or as otherwise may be agreed in writing.

Dissolution of the Joint Venture

59.	The Venture will be dissolved and its assets liquidated in the event of any of the following:

a.	The Term of the Venture expires and is not extended.
b.	A 100 percent vote by the Members to dissolve the Venture.
c.	On satisfaction of the exclusive purpose of the Venture.
d.	Loss or incapacity through any means of substantially all of the Venture’s assets.
e.	Where, on the dissociation of a Member, only one Member remains in the Venture.
f.
On the liquidation of the Venture assets, distribution of any amounts to Members will be made according to the percentage of ownership as described in the Valuation of Interest or as otherwise may be agreed in writing.

Liquidation

60.	The Venture will be liquidated promptly and within a reasonable time on dissolution of the Venture.

Valuation of Interest

61.
In the absence of a written agreement setting a value, the value of the Venture will be determined based on the fair market value appraisal of all Venture assets (less liabilities) in accordance with generally accepted accounting procedures by an independent accounting firm agreed to by all Members. An appraiser will be appointed within a reasonable period of the date of withdrawal or dissolution. The results of the appraisal will be binding on all Members. A withdrawing Member’s interest will be based on the proportion of their respective Capital Accounts less any outstanding liabilities a Member may have to the Venture. The intent of this section is to ensure the survival of the Venture despite the withdrawal of any individual Member.

62.	No allowance will be made for goodwill, trade name, patents or other tangible assets, except where those assets have been reflected on the Venture books immediately prior to valuation.

Transfer of Venture Interest

63.	A Member will not in any way alienate their interest in the Venture or its assets. Any such prohibited transfer, if attempted, will be void and without force or effect.

Voting

64.	Any vote required by the Members will be determined such that each Member, through their Representative, receives one vote carrying equal weight.

Force Majeure

65.
A Member will be free of liability to the Venture where the Member is prevented from executing their obligations under this Agreement in whole or in part due to force majeure where the Member has communicated the circumstance of said event to any and all other Members and taken any and all appropriate action to mitigate said event. Force Majeure will include, but not be limited to earthquake, typhoon, flood, fire, and war or any other unforeseen and uncontrollable event.

Duty of Loyalty

66.
No Member will engage in any business, venture or transaction, whether directly or indirectly, that might be competitive with the business of the Venture or that would be in direct conflict of interest to the Venture. Any potential conflicts of interest will be deemed an Involuntary Withdrawal by the offending Member and may be treated accordingly by the remaining Members. A withdrawing Member will not carry on a similar business to the business of the Venture within any established or contemplated market regions of the Venture for a period of at least two (2) years.

Confidentiality

67.
All matters relating to this Agreement and the Venture will be treated by the Members as confidential and no Member will disclose or allow to be disclosed any said matter or matters, directly or indirectly, to any third party without the prior written approval of all Members except where the information properly comes into the public domain.

68.	This section will survive for two (2) years after the expiration or termination of this Agreement or dissolution of the Venture.

Language

69.	This Agreement and all other notices and agreements required by the Venture will be written and interpreted exclusively in English.

Insurance

70.	The Venture will insure all its assets against loss where reasonable and standard practice in the industry.

Indemnification

71.
Each Member will be indemnified and held harmless by the Venture from any and all harm or damages of any nature relating to the Member’s participation in Venture affairs except where the said harm or damages results from gross negligence or willful misconduct on the part of the Member.

Liability

72.
The Member will not be liable to the Venture or to any other Member for any error in judgment or any act or failure to act where made in good faith. The Member will be liable only for any and all acts or failures to act resulting from gross negligence or willful misconduct.

Liability Insurance

73.
The Venture may acquire insurance on behalf of any Member, employee, agent or other person engaged in the business interest of the Venture against any liability asserted against them or incurred by them while acting in good faith on behalf of the Venture.

Covenant of Good Faith

74.	Members will use their best efforts, fairly and in good faith to facilitate the success of the Venture.

Full Disclosure

75.
It is acknowledge that each Member is a distinct business entity and may from time to time have financial and business interest outside the Venture. Each Member will fully disclose to the Venture the extent of all its financial and business interests prior to the formation of this Joint Venture and for the duration of the Term of the Venture.

Joint Venture Property

76.
Where allowed by statute, title to all Joint Venture property, including intellectual property, will remain in the name of the Joint Venture. Where joint ventures are not recognized by statute as separate legal entities, Joint Venture property, including intellectual property, will be held in the name of one or more Members. In all cases Joint Venture property will be applied by the Members exclusively for the benefit and purposes of the Joint Venture and in accordance with this Agreement.

Jurisdiction

77.	The Members submit to the jurisdiction of the courts of the State of Texas for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement.

Assignment of Interest

78.	The rights and obligations of a Member are not unique to the Joint Venture and may be assigned without the consent of the remaining Members

Mediation and Arbitration

79.	In the event a dispute arises out of or in connection with this Agreement the parties will attempt to resolve the dispute through friendly channel of dispute resolution.

80.
If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Texas. The arbitrator’s award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of Texas.  In the alternative, the parties may submit the dispute to the Jurisdictional tribunal procedures under NAFTA via the gateway of Article 1101 for resolution since Article 1139 of the North American Free Trade Agreement (NAFTA) insofar as the capital contribution is being provided by U.S. Investors in exchange for extraction of IRON ORE in Manzanillo, Colima, Mexico from GROUPO SANTANDER  which qualifies as good, product or “other property, tangible or intangible, acquired in expectation or used for the purpose of economic benefit or other business purposes or international commerce.

Warranties

81.
All Members represent and warrant that they have all authority, licenses and permits to execute and perform this Agreement and their obligations under this Agreement and that the representative of each Member has been fully authorized to execute this Agreement.

82.	Each Member represents and warrants that this Agreement is not in violation of any and all agreements and constitutional documents of the individual Member.

Definitions

83.	For the purpose of this Agreement, the following terms are defined as follows:
a.	“Capital Contributions” The capital contribution to the Joint Venture actually made by the parties, including property, cash and any additional capital contributions made.
b.	“Majority Vote” A majority Vote is any amount greater than one-half of the authorized votes.
c.
“Operation of Law” The Operation of Law means rights or duties that are cast upon a party by the law, without any act agreement on the part of the individual including but not limited to an assignment for the benefit of creditors, a divorce, or a bankruptcy.

Miscellaneous

84.
This Venture is termed a contractual joint venture and will not constitute a Partnership. Members will provide services to one another on an arms’ length basis while remaining independent business entities. There will be no pooling of profits and losses. Each Member is responsible only for its own actions and will not be jointly or severally liable for the actions of the other Members.

85.	Time is of the essence in this Agreement.

86.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

87.
Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and feminine gender and vice versa.

88.
Each term, covenant, condition, and provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

89.
This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be no value in this Agreement. Only the written terms of this Agreement will bind the parties.

90.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon the Member’s successors, assigns, executors, administrators, beneficiaries, and representatives.

91.
Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement or as the parties may later designate in writing.

92.
Unless expressly provided to the contrary in this Agreement, each and every one of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other rights, remedies and benefits allowed by law.

IN WITNESS WHEREOF the Members has duly affixed their signatures under hand and seal on this 20 day of November , 2012.

GROUPO SANTANDER SA DE CV MANZANILLO, STATE OF COLIMA, MEXICO

SIGNATURE OF LEGAL REPRESENTATIVE	BY: /S/ Bo Zhou
GROUPO SANTANDER SA DE CV	Bo Zhou

SIGNATURE OF LEGAL REPRESENTATIVE
GEO JS TECH GROUP	BY: /S/ Jimmy Yee
Jimmy Yee

__________________________ Per: __________________ (Seal) DATE:
Witness